Exhibit 10.5

NONCOMPETITION AGREEMENT

BETWEEN

THE TIMKEN COMPANY

AND

TIMKENSTEEL CORPORATION

Dated June 30, 2014

1

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS 2

1.1	Certain Definitions 2

ARTICLE II	TIMKEN NONCOMPETITION COVENANTS 5

2.1	Restriction 6

2.3	Timken Exception for Acquisition 6

2.4	Timken Nonsolicitation 6

ARTICLE III	TIMKENSTEEL NONCOMPETITION COVENANTS 6

3.1	Restrictions 6

3.2	TimkenSteel Exceptions for Stock Ownership 6

3.3	TimkenSteel Exception for Acquisition 6

3.4	TimkenSteel Nonsolicitation 7

ARTICLE IV	TERM 7

4.1	Term 7

ARTICLE V	DISPUTE RESOLUTION 7

5.1	Dispute Process 7

5.2	Informal Dispute Resolution 8

5.3	Arbitration 9

5.4	Interim Relief 10

5.5	Remedies; Failure of a Party to Comply with Dispute Resolution Process 10

5.6	Expenses 10

5.7	Continuation of Services and Commitments 10

ARTICLE VI	MISCELLANEOUS 10

6.1	Termination 10

6.2	Immediate Right of Termination 10

6.3	Amendment and Modification 10

6.4	Waiver 10

6.5	Notices 11

6.6	Entire Agreement 11

6.7	Execution and Delivery 12

6.8	No Third-Party Beneficiaries 12

6.9	Governing Law 12

6.10	Assignment 12

6.11	Severability 12

6.12	Modifications 12

6.13	Rules of Construction 12

6.14	Counterparts 13

i

Exhibit 10.5

NONCOMPETITION AGREEMENT
This NONCOMPETITION AGREEMENT (this “Agreement”), dated as of June 30, 2014 (the “Effective Date”), is between The Timken Company, an Ohio corporation, and TimkenSteel Corporation, an Ohio corporation.
RECITALS
A.Pursuant to the Separation and Distribution Agreement (the “Separation Agreement”) dated as of June 30, 2014, Timken has agreed to distribute to its stockholders all of the outstanding common shares of TimkenSteel owned by Timken (the “Distribution”).
B.Before the Distribution, Timken and TimkenSteel operated as an integrated company for almost 100 years. As a manufacturer of highly engineered bearings, Timken has relied upon having a reliable source of high quality steel. Beginning in 1917, Timken opened its first steelmaking plant not only to ensure a supply of high quality steel, but also to develop metallurgy and steelmaking technology. In September 2013, Timken’s Board of Directors decided to divide the two aspects of Timken’s business into two separate operating companies so that each stand-alone company can focus on its own distinct growth strategy within its respective core market.
C.Following the Distribution, Timken will continue to conduct the Bearings Business (as defined in the Separation Agreement) and TimkenSteel will continue to conduct the Steel Business (as defined in the Separation Agreement).
D.In connection with the Distribution, Timken has transferred certain assets to TimkenSteel, which may, because of the nature of the assets, contain proprietary information and/or trade secrets still owned by Timken.
E.TimkenSteel’s employees were formerly employees of Timken and, because of the synergies and interactions between the two aspects of Timken’s business before the Distribution, maintain in their minds and memories proprietary information and trade secrets owned by Timken.
F.Employees remaining with Timken, because of the synergies and interactions between the two aspects of Timken’s business before the Distribution, maintain in their minds and memories proprietary information and trade secrets now owned by TimkenSteel.
G.In connection with the Distribution, the Parties have entered into that certain Technology Cross License Agreement of even date herewith, pursuant to which, each Party has licensed the other to use certain intellectual property owned by the other.
H.The Parties have entered into that certain Research and Development Collaboration Agreement of even date herewith, pursuant to which the Parties will collaborate and work together to develop products and processes related to steel

Exhibit 10.5

grades and steel processing useful in the manufacture of products in the Timken Business and the Parties will have access to each other’s relevant intellectual property for that purpose.
I.The Parties have entered into that certain Trademark License Agreement of even date herewith that permits TimkenSteel to continue to use “TIMKEN” in the Steel Business under the terms set forth therein in order to avoid trade and consumer confusion.
J.The Parties have entered into that certain Supply Agreement of even date herewith under which TimkenSteel will continue to supply and Timken will continue to purchase highly-engineered steels for use in the manufacture of products included in the Timken Business.
K.In connection with the Distribution and in furtherance of the aims of each of the agreements described above, to permit Timken and TimkenSteel each to tailor their respective business strategies to best address market opportunities in their respective industries and to permit the shareholders of Timken and TimkenSteel to enjoy the anticipated benefits of the separation of Timken into two separate entities and maintain each Party’s value and goodwill, it is necessary for each Party to temporarily limit its activities in the other Party’s business as set forth herein.
In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions. The following terms, as used herein, have the following meanings:
“Agreement” has the meaning set forth in the Preamble.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.
“Compete” or “Competing” means (a) to conduct or participate or engage in, or bid for or otherwise pursue, a business, whether as a principal, partner, joint venturer, or owner of any debt or equity interest in any Person or business that conducts, participates or engages in, or bids for or otherwise pursues, a business or (b) to directly solicit customers in combination with or on behalf of any Person or business that conducts, participates or engages in, or bids for or otherwise pursues, a business. For avoidance of doubt, “Compete” or “Competing” does not include: (i) designing or manufacturing components or services for the designing or manufacturing Party’s internal use; or (ii) designing or manufacturing components or services that are fully consumed by the designing or manufacturing Party in its manufacturing process(es), or

Exhibit 10.5

transformed or incorporated into goods or services that said Party is not otherwise restricted from designing, manufacturing or selling under this Agreement.
“Dispute” has the meaning set forth in Section 5.1(a).
“Dispute Notice” has the meaning set forth in Section 5.2.
“Distribution” has the meaning set forth in the Recitals.
“Distribution Date” has the meaning set forth in the Separation Agreement.
“Finished Components” means the following finished components made from Materials (whether the Materials are of TimkenSteel or third party manufacture): hydraulic cylinders, raised bore drill rods and blast hole drill pipes.
“Governance Committee” has the meaning set forth in Section 5.1(b).
“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).
“JAMS” means Judicial Arbitration and Mediation Services, Inc.
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.
“Materials” means alloy steel (including, without limitation, special bar quality steel, carbon steel, micro alloy steel, high alloy and stainless steel), in ingots, blooms, billets, bars and tubes, which may be heat treated, bored or cold finished.
“Mediation Period” has the meaning set forth in Section 5.2(e).
“Party” and “Parties” mean Timken and TimkenSteel individually or collectively.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Semi-finished Components” means Semi-finished components made from Materials (whether the Materials are of TimkenSteel or third party manufacture). “Semi-finished” means a state of manufacture in which substantive additional manufacturing operations are required to transform the component into a finished component ready for assembly and ultimate use in its intended end application. Examples of components that TimkenSteel currently supplies or contemplates supplying in the future in Semi-finished state include: forgings, cylinders, drilling rods, raised bore drill rods, drill collar blanks, flow ports, swivel joints, stator tubes, blast hole drill pipe, liner hangers, collars, adaptors, tool joints, bushings, whipstock, down-the-hole hammers, constant velocity

Exhibit 10.5

joints, pins, loose gears, cylinder liners, green rings, cv joint cages, shafts, axles, clutch races, gun barrels, mortar barrels, bomb bodies, motor housings, and cold drawn products.
“Separation Agreement” has the meaning set forth in the Recitals.
“Steel Services” means the following services performed for a fee:
(a) The following value-added services performed on or with respect to Materials of third parties, including such services where the output, after such services have been performed by TimkenSteel, is in the form of Semi-finished Components, but excluding aftermarket services:
precision machining
heat-treating, including the Advantec process and materials
boring
honing, skiving, cutting, drilling, broaching, roller burnishing, grinding, precision drilling, trepanning, turning, straightening, deburring, and milling
(b) The following metallurgical services performed on or with respect to Materials of third parties:
steel failure analysis
metallurgical testing
experimental steel heats
clean steel modeling
steel life testing and modeling for gears
steel life testing for bearings
(c) Warehousing and inventory services exclusively for products within the TimkenSteel Business
(d) Master distribution services exclusively for products within the TimkenSteel Business
For the avoidance of doubt, scrap metal and scrap metal processing services are not within the Steel Services.
“Subsidiary” of any Person means another Person (a) in which the first Person owns, directly or indirectly, an amount of the voting securities, voting partnership interests or other voting ownership sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, interests or ownership, a majority of the equity interests in such other Person), or (b) of which the

Exhibit 10.5

first Person otherwise has the power to direct the management and policies. A Subsidiary may be owned directly or indirectly by such first Person or by another Subsidiary of such first Person.
“Term” has the meaning set forth in Section 4.1.
“Timken” means The Timken Company and its direct and indirect Subsidiaries, other than TimkenSteel.
“Timken Business” means:
(a)     the design, manufacture and/or sale of finished bearings products and finished components for bearings, including tapered roller bearings, precision cylindrical and ball bearings, needle bearings, and spherical and cylindrical roller bearings;
(b)     the design, manufacture and/or sale of finished products and finished components of the category marketed and sold by Timken on or before the Distribution Date for mechanical power transmission applications, including chains, couplings, augers, gear drives and gear boxes, sensors, mechanical seals, and lubrication systems;
(c)     the design, manufacture and/or sale of Aerospace systems and finished products and components of the category marketed and sold by Timken on or before the Distribution Date for Aerospace systems, including transmissions, turbine engine components, gears and rotor-head assemblies and housings, airfoils (such as blades, vanes, rotors and diffusers), and nozzles;
(d)    aftermarket services related to the systems, products and components described in clauses (a), (b) and (c) above marketed and sold by Timken on or before the Distribution Date, including bearing repair, gear drive and gearbox repair, motor rewind/repair, transmission and engine overhaul, as well as component reconditioning and supply of replacement parts and accessory systems; and
(e)     the design, manufacture and/or sale of pumps and motors, other than mud motors.
“TimkenSteel” means TimkenSteel Corporation and its direct and indirect Subsidiaries.
“TimkenSteel Business” means: (i) the design, manufacture and/or sale of (a) Materials, (b) Semi-finished Components marketed and sold by TimkenSteel as of the Distribution Date and (c) Finished Components; and (ii) supply of Steel Services sold by TimkenSteel as of the Distribution Date.
ARTICLE II
TIMKEN NONCOMPETITION COVENANTS

Exhibit 10.5

2.1    Restrictions. During the Term and subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, Timken will not Compete, directly or indirectly, in the TimkenSteel Business anywhere in the world. For the avoidance of doubt, Timken shall not be restricted from Competing with respect to: (i) any Semi-finished Components used in or related in any manner to the Timken Business or (ii) any Steel Services used in or related in any manner to the Timken Business.
2.2    Timken Exception for Stock Ownership. Notwithstanding Section 2.1, nothing in this Agreement will restrict Timken from owning less than 5% of the outstanding stock of any publicly traded corporation.
2.3    Timken Exception for Acquisition. Notwithstanding Section 2.1, nothing in this Agreement will restrict Timken from acquiring an entity, a portion of which competes with TimkenSteel in the TimkenSteel Business provided that (a) the portion of the acquired entity that competes with TimkenSteel in the TimkenSteel Business represents no more than (i) 10% of the acquired entity or (ii) total sales of $25 million or (b) Timken divests the portion of the acquired entity which competes with TimkenSteel in the TimkenSteel Business within 180 days of the acquisition.
2.4    Timken Nonsolicitation. During the Term, Timken will not, directly or indirectly, on its own behalf or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit or induce, any non-clerical employee of TimkenSteel to terminate his or her employment relationship with TimkenSteel. The foregoing restriction does not include the placement of general advertisements for employment with Timken in the same types of print or electronic publications used by Timken to advertise for employment prior to the Effective Date and consistent with Timken practice prior to the Effective Date. Timken will advise any third parties recruiting on Timken’s behalf of the obligation set forth in this Section 2.4 and will direct those third parties to comply with that obligation.
ARTICLE III
TIMKENSTEEL NONCOMPETITION COVENANTS
3.1    Restrictions. During the Term and subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, TimkenSteel will not Compete, directly or indirectly, in the Timken Business anywhere in the world. For the avoidance of doubt, TimkenSteel shall not be restricted from Competing with respect to the supply of:
(a)    the following finished components: (i) Finished Components, (ii) clutch races, (iii) bushings, (iv) pins, (v) collars, and (vi) finished loose gears (except finished loose gears for Aerospace systems as described in clause (c) of the definition of Timken Business);
(b)    finished components (except to the extent included in the Timken Business) within the following applications: (i) top-hole and down-hole hammers, (ii) well heads and (iii) down-hole drill strings; and

Exhibit 10.5

(c)    aftermarket services related to the items in clauses (a) and (b).
3.2    TimkenSteel Exceptions for Stock Ownership. Notwithstanding Section 3.1, nothing in this Agreement will restrict TimkenSteel from owning less than 5% of the outstanding stock of any publicly traded corporation.
3.3    TimkenSteel Exception for Acquisition. Notwithstanding Section 3.1, nothing in this Agreement will restrict TimkenSteel from acquiring an entity, a portion of which competes with Timken in the Timken Business provided that (a) the portion of the acquired entity that competes with Timken in the Timken Business represents no more than (i) 10% of the acquired entity or (ii) total sales of $25 million or (b) TimkenSteel divests the portion of the acquired entity which competes with Timken in the Timken Business within 180 days of the acquisition.
3.4    TimkenSteel Nonsolicitation. During the Term, TimkenSteel will not, directly or indirectly, on its own behalf or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit or induce, any non-clerical employee of Timken to terminate their employment relationship with Timken. The foregoing restriction does not include the placement of general advertisements for employment with TimkenSteel in the same types of print or electronic publications used by Timken to advertise for employment prior to the Effective Date and consistent with Timken practice prior to the Effective Date. TimkenSteel will advise any third parties recruiting on TimkenSteel’s behalf of the obligation set forth in this Section 3.4 and will direct those third parties to comply with that obligation.
ARTICLE IV
TERM
4.1    Term. Subject to the provisions of Section 5.1, the term of this Agreement (the ”Term”) will commence on the Effective Date and end on the fifth anniversary of the Effective Date. The Parties agree said Term is reasonable and appropriate based upon, inter alia, the proprietary information, trade secrets and intellectual property shared by the Parties and consideration contributed by each Party with respect to the separation of TimkenSteel from Timken and forming the bases of the various agreements described in the Recitals. If, however, a court of competent jurisdiction in a country shall find that such period is not permissible with respect to that jurisdiction or country, then in such case, this Agreement will terminate, with respect to such jurisdiction or country only, at the end of the maximum period of time permissible under applicable Law, but shall remain in full force and effect in all other jurisdictions.
ARTICLE V
DISPUTE RESOLUTION
5.1    Dispute Process.
(a)    The Parties will use commercially reasonable efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute or

Exhibit 10.5

disagreement between the Parties arising out of or relating to this Agreement (a “Dispute”) exclusively as follows: (i) first, by engaging in an informal dispute resolution process with the possibility of mediation as provided in Section 5.2; and (ii) then, if negotiation and mediation fail, by referring the Dispute to binding arbitration as provided in Section 5.3. Each Party agrees that the procedures set forth in this ARTICLE V will be the exclusive means for resolution of any Dispute. The initiation of informal dispute resolution or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.
(b)    Within three business days of receipt of a Dispute Notice by either Party pursuant to Section 5.2(a), TimkenSteel and Timken will form a steering committee (the “Governance Committee”), which will be comprised of four members, two of whom will be appointed by TimkenSteel and two of whom will be appointed by Timken. The Parties will use commercially reasonable efforts to cause their respective members of the Governance Committee to make a good faith effort to promptly resolve all Disputes referred to the Governance Committee pursuant to Section 5.2.
5.2    Informal Dispute Resolution.
(a)    The Dispute resolution process will begin with a written notice from one Party to the other (a “Dispute Notice”), (i) reasonably describing the nature of the Dispute and the outcome desired by the notifying Party and (ii) requesting the formation of the Governance Committee and referral of the Dispute to the Governance Committee for good faith negotiations and resolution.
(b)    Following referral of the matter to the Governance Committee, the Parties will cause the Governance Committee to meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all Information with respect to the Dispute which the Parties believe to be appropriate and germane in connection with the resolution of the Dispute.
(c)    During the course of the negotiation, subject to the Parties’ respective confidentiality obligations, all reasonable requests made by either Party to the other for Information will be honored in order that the members of the Governance Committee may be fully advised in the matter. The specific format for the Governance Committee’s discussions and negotiations will be left to the discretion of the Governance Committee but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.
(d)    If the Governance Committee does not agree to a resolution of a Dispute within 30 days following the receipt of the Dispute Notice given under Section 5.2(a), or if a resolution agreed to by the Governance Committee fails to resolve the Dispute, a Party may by formal notice pursuant to Section 6.5 refer the Dispute for resolution by the Chief Executive Officer (“CEO”) of each Party, each of whom will have the authority to resolve the Dispute on behalf of their respective Party. The Parties’ CEOs will promptly meet in person or by phone to attempt to resolve the Dispute in good faith.

Exhibit 10.5

(e)    If the Dispute has not been resolved by the Parties’ CEOs within 30 days following delivery of the formal notice given under Section 5.2(d), either Party may submit the Dispute for resolution by mediation. The mediation will be conducted in Canton, Ohio by a single mediator from JAMS. The Parties will mutually select the mediator from the JAMS neutral panelists list. If the Parties do not agree on the selection of the mediator within 30 days following receipt by the Parties of the list of panelists, the mediator will be selected from the list of neutral panelists pursuant to the rules for selection of arbitrators in the JAMS Comprehensive Arbitration Rules and Procedures. The mediator will have 30 days from the date the Dispute is submitted to him or her (or such longer period as the Parties may mutually agree in writing) (the “Mediation Period”) to attempt to resolve the dispute, and the Parties will cooperate fully in the mediation process. The Parties will share equally the costs, fees and expenses of the mediator and any payments to JAMS for such mediation. If the Dispute has not been resolved through mediation within the Mediation Period, each Party may refer the dispute to arbitration in accordance with Section 5.3.
(f)    Except as otherwise independently discoverable, nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences or discussions to settle a Dispute pursuant to this Section 5.2 will be offered or received as evidence or used for impeachment or for any other purpose in any proceedings, including the arbitration proceedings contemplated in Section 5.3, but will be considered to have been disclosed for settlement purposes only.
5.3    Arbitration.
(a)    If the mediation contemplated by Section 5.2(e) does not resolve the Dispute, and a Party wishes to pursue its rights relating to such Dispute, then, except as provided in and subject to Section 5.4, such Dispute will be submitted to final and binding arbitration as provided in this Section 5.3. Any Dispute concerning the propriety of the commencement of the arbitration will be finally settled by such arbitration.
(b)    The arbitration will be held in Canton, Ohio in accordance with the JAMS Comprehensive Arbitration Rules and Procedures. The arbitration will be conducted by a single arbitrator selected by mutual agreement of the Parties. If the Parties do not agree on the selection of the arbitrator within 30 days following receipt by the Parties of the list of panelists, the arbitrator will be selected from the JAMS list of neutral panelists (exclusive of the mediator), pursuant to the JAMS Comprehensive Arbitration Rules and Procedures.
(c)    The decision of the arbitrator with respect to the Dispute will be final and non-appealable (other than for fraud) and may be enforced in any court of competent jurisdiction.
(d)    The use of any mediation or other “alternative dispute resolution” procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of any party to the Dispute.

Exhibit 10.5

(e)    Discovery shall be allowed only pursuant to Rule 17 of the JAMS Comprehensive Arbitration Rules and Procedures.
(f)    The Parties will share equally the costs and expenses of the arbitrator, but each Party shall bear its own costs and expenses associated with participating in the arbitration, including its attorneys’ and experts’ fees, unless the arbitrator decides that one Party should be responsible for all costs and expenses, including the reasonable attorneys’ fees and experts’ fees of the other Party.
5.4    Interim Relief. Notwithstanding any other provision of ARTICLE V, at any time during the resolution of a Dispute between the Parties, either Party may request a court of competent jurisdiction to grant provisional interim relief, including pre‑arbitration attachments or injunctions, solely (a) for the purpose of preventing or minimizing irreparable harm for which money damages would not provide adequate relief, or (b) in matters involving the disclosure of such Party’s Confidential Information. A delay in seeking injunctive relief attributable to following the procedures of this ARTICLE V or otherwise seeking to amicably resolve the Dispute with the other Party will not serve as a basis to deny injunctive relief.
5.5    Remedies; Failure of a Party to Comply with Dispute Resolution Process. The arbitrators will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive, exemplary or treble (or other multiple) damages. If either Party does not act in accordance with this ARTICLE V, then the other Party may seek all remedies available at law or in equity to enforce this ARTICLE V.
5.6    Expenses. Except as otherwise provided in this ARTICLE V, each Party will bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute.
5.7    Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties will continue to honor all commitments under this Agreement during the course of the dispute resolution pursuant to this ARTICLE V.
ARTICLE VI
MISCELLANEOUS
6.1    Termination. This Agreement may be terminated by the board of directors of Timken, in its sole and absolute discretion, at any time prior to the Distribution Date. In the event of any termination of this Agreement prior to the Distribution Date, no Party (or any of their respective directors or officers) will have any liability or further obligation to any other Party with respect to this Agreement.
6.2    Immediate Right of Termination. A Party will have the right to terminate this Agreement immediately by giving written notice to the second Party in the event that: (a) the second Party files a petition in bankruptcy or is adjudicated to be bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement

Exhibit 10.5

pursuant to any bankruptcy law; or (b) if the second Party discontinues or dissolves its business or if a receiver is appointed for the second Party or for the second Party’s business and such receiver is not discharged within ninety (90) days.
6.3    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing expressly designated as an amendment hereto and signed by both Parties.
6.4    Waiver. No failure or delay of any Party in exercising any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.The rights and remedies of the Parties under this Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have under Law.
6.5    Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic transmission, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
If to Timken:
The Timken Company
4500 Mount Pleasant Street NW
North Canton, Ohio 44720-5450
Attention:    Senior Vice President and General Counsel
Facsimile:    (234) 262 4249

if to TimkenSteel:
TimkenSteel Corporation
1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798
Attention:    Executive Vice President and General Counsel
Facsimile:    (330) 471-4041

6.6    Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior written agreements, arrangements,

Exhibit 10.5

communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement. This Agreement will not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement or in any document required to be delivered hereunder. Except as expressly stated in this Agreement, there are no agreements or understandings between Timken and TimkenSteel limiting in any way the extent to which or the means by which each might choose to compete with the other.
6.7    Execution and Delivery. Notwithstanding any oral agreement or course of action of the Parties or their representatives to the contrary, no Party to this Agreement is under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement is executed and delivered by each of the Parties.
6.8    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under, or by reason of, this Agreement.
6.9    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Ohio, without regard to the conflicts of law rules thereof.
6.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment or delegation without such prior written consent will be null and void. If either Party to this Agreement (or any of its successors or permitted assigns) (a) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its property and/or assets to any Person, then, and in each such case, the Party (or its successors or permitted assigns, as applicable) will ensure that such Person assumes all of the obligations of such Party (or its successors or permitted assigns, as applicable) under this Agreement, in which case the consent described in the previous sentence will not be required.
6.11    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such

Exhibit 10.5

invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement.
6.12    Modifications. If any Governmental Authority determines that this Agreement, or any part hereof, is unenforceable, it is the intention of the Parties that such Governmental Authority have the power to modify this Agreement to the extent necessary to render it fully enforceable and that, as so modified, it will be enforced.
6.13    Rules of Construction. Interpretation of this Agreement will be governed by the following rules of construction: (a) words in the singular will be held to include the plural and vice versa, (b) references to the terms Article, Section, and paragraph, are references to the Articles, Sections, and paragraphs of this Agreement unless otherwise specified, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, (d) the word “including” and words of similar import when used in this Agreement will mean “including without limitation,” unless otherwise specified, (e) the word “or” will not be exclusive, (f) references to “written” or “in writing” include in electronic form, (g) the word “will” will be construed to have the same meaning and effect as the word “shall”, (h) provisions will apply, when appropriate, to successive events and transactions, (i) the table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement, (j) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (k) a reference to any Person includes such Person’s successors and permitted assigns.
6.14    Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) will be as effective as delivery of a manually executed counterpart of any such Agreement.
[Signatures on Following Page]

Exhibit 10.5

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

THE TIMKEN COMPANY
By: /s/ Philip D. Fracassa____________
Name: Philip D. Fracassa
Title: Chief Financial Officer

TIMKENSTEEL CORPORATION

By: /s/ Christopher J. Holding_________
Name: Christopher J. Holding
Title: Executive Vice President and
         Chief Financial Officer

[Signature page to Noncompetition Agreement]